NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	July 14, 2009	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES ITS SECOND QUARTER DISTRIBUTION

DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership’s second quarter 2009 cash distribution.  The distribution of $0.271354 per common unit represents activity for the three-month period ended June 30, 2009 and is payable on August 3, 2009 to common unitholders of record as of July 24, 2009.

Cash receipts attributable to the Partnership’s Net Profits Interests in pay status during the second quarter totaled approximately $1.5 million. These receipts reflect oil and gas sales from the properties underlying the Net Profits Interests generally during February through April 2009.  Approximately $1.5 million of gross capital expenditures, primarily attributable to drilling and completion activity, was re-invested by the owner of the working interests in the properties underlying all the Net Profits Interests during March through May 2009. Cash receipts attributable to the Partnership’s Royalty Properties during the second quarter totaled approximately $7.0 million. These receipts generally reflect oil sales during March through May 2009 and gas sales during February through April 2009.

The Partnership received approximately $249,000 of other cash receipts during the second quarter and identified 106 new wells on the Partnership’s Net Profits Interests and Royalty Properties located in 46 counties and parishes in 11 states.  Today’s announced distribution includes second quarter cash receipts attributable to the recently acquired Barnett Shale properties and reflects the units issued to the sellers at closing, resulting in 29,840,471 total common units outstanding at June 30, 2009.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.